Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Signs EPC Contract with Bechtel for the First Phase of the Sabine Pass Expansion Project and Issues Limited Notice to Proceed

HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners” or the “Company”) (NYSE: CQP) announced today that its subsidiary, Sabine Pass Liquefaction Stage V, LLC (“SPLV”), has entered into a lump sum, turnkey, engineering, procurement and construction (“EPC”) contract with Bechtel Energy, Inc. (“Bechtel”) for the first phase of the SPL Expansion Project (“Phase 1”). In addition, SPLV has released Bechtel to commence early engineering and procurement for Phase 1 under a limited notice to proceed (“LNTP”).

The SPL Expansion Project is being developed for up to three large-scale liquefaction trains with an expected total peak production capacity of up to approximately 20 million tonnes per annum (“mtpa”) of liquefied natural gas (“LNG”), inclusive of estimated debottlenecking opportunities and supporting infrastructure. The SPL Expansion Project is being executed in a phased approach. The EPC agreement with Bechtel for Phase 1 includes a single train, Train 7, a boil-off gas re-liquefaction unit, along with supporting infrastructure and tie-ins to the existing Sabine Pass LNG Terminal. Inclusive of estimated debottlenecking, Phase 1 has an expected total production capacity of over 6 mtpa of LNG. Phase 1 is commercially underpinned by long-term agreements with creditworthy counterparties, and a positive final investment decision (“FID”) on Phase 1 is subject to, among other things, receipt of necessary regulatory approvals and an acceptable financing arrangement.
The Federal Energy Regulatory Commission (FERC) application for authorization to site, construct and operate the SPL Expansion Project, as well as the Department of Energy (DOE) application authorizing the export of LNG to non-free trade agreement (non-FTA) countries, remain pending. Cheniere Partners expects to reach FID on Phase 1 by early 2027.
“We are pleased to once again partner with Bechtel on the first phase of the SPL Expansion Project, and we look forward to building upon the unmatched track record for execution excellence the Cheniere and Bechtel relationship has established while successfully building our leading LNG platform. The EPC contract and the issuance of LNTP mark important steps toward FID, which we expect to occur by early next year. We are excited to have the project underway and are laser-focused on the remaining steps required to reach FID,” said Jack Fusco, Cheniere’s Chairman, President and Chief Executive Officer. “The SPL Expansion Project commences as LNG market dynamics highlight the criticality of secure supply in the global energy system. We look forward to bringing this much-needed LNG capacity to the market and providing our customers with reliable and flexible LNG from Train 7.”

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities with a total production capacity of over 30 mtpa of LNG in operation. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and three marine berths. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate and intrastate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, (vii) statements regarding future discussions and entry into contracts, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

Contacts

Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593